NEWS RELEASE

NCR Atleos Corporation Reports Strong First Quarter 2026 Results
with 7% Revenue Growth
ATLANTA, May 6, 2026 - NCR Atleos Corporation (NYSE: NATL) (“Atleos”), a leader in expanding self-service financial access for financial institutions, retailers and consumers, today reported first quarter 2026 results. Key highlights include:

• Total revenue of $1.04 billion, an increase of 7% year over year with 72% from recurring revenue streams.
• Self-Service Banking revenue grew approximately 12% year-over-year, led by approximately 30% growth in ATM as a Service (“ATMaaS”) and 23% hardware growth.
◦Market adoption of our recycling technology continues to accelerate growth in hardware orders.
◦ATMaaS delivered approximately 30% year-over-year growth with new market expansion in Europe and Latin America.
•Network revenue demonstrated growth of approximately 1% on a year-over-year basis.
◦Allpoint core transaction volumes remain robust and are approaching all‑time highs, fueled by the expansion of one of the largest convenience retailers and a renewal with one of the largest neobanks in North America.
•Net income attributable to Atleos of $22 million; Adjusted EBITDA of $172 million.
◦Results were in line with plan even as we absorbed net tariff and higher memory costs impacts of approximately $11 million; up significantly from the prior year.

Tim Oliver, Atleos’ Chief Executive Officer, said, “NCR Atleos delivered another strong quarter of financial results. Our service-led growth initiatives continue to pay dividends as financial institutions and retailers increasingly select our differentiated and comprehensive self-service banking offering. ATM hardware revenue grew 23% year-over-year further extending our global install base and driving meaningful, multi-year recurring revenue from attached services and licensed software. ATM as a Service business increased approximately 30% driven by continued growth in North America and Asia, as well as new expansion into Latin America and Europe.

“During the quarter, we continued the global rollout of our AI‑enabled dispatch solution across Europe, delivering improved efficiency, customer satisfaction and cost savings. The Europe rollout follows the successful implementation of our AI dispatch solution last year in North America.

“The regulatory and administrative processes required to complete our proposed transaction with The Brink’s Company are underway and we continue to target a closing by the end of the first quarter of 2027. We expect that combining the complementary businesses of Brink’s and Atleos will enable us to enhance offerings to financial institutions and retailers, and we continue to aim to expand financial access for customers. The transaction will deliver significant value to our shareholders and create new opportunities for our employees,” Mr. Oliver concluded.

Andy Wamser, Chief Financial Officer, added, “Despite a volatile backdrop, we again delivered results that met our internal plan. We anticipate continued sequential growth in earnings and free cash flow, coupled with improved net leverage as we progress through the year.”

Key Financial Highlights
•Q1 Total Revenue of $1.04 billion, an increase of 7% y/y; with 72% from recurring revenue streams.
•Q1 Net Income Attributable to Atleos of $22 million, an increase of 57% y/y.

•Q1 Adjusted EBITDA of $172 million, flat y/y.
•Q1 Diluted Earnings per Share of $0.29, an increase of 53% from prior year Q1; Adjusted Diluted Earnings per Share of $0.65, an increase of 2% from prior year Q1.
•Q1 Net Cash used in operating activities of $9 million, Q1 Adjusted Free Cash Flow-unrestricted of $(13) million.

REVENUE AND ADJUSTED EBITDA SUMMARY (Unaudited)

	For the Periods Ended March 31,
	Three Months
($ in millions)	2026	2025	% Change
Revenue by segment
Self-Service Banking	$697	$623	12%
Network	301	299	1%
T&T	40	43	(7)%
Total segment revenue	1,038	965	8%
Other (1)	5	14	(64)%
Consolidated revenue	$1,043	$979	7%

Adjusted EBITDA by segment
Self-Service Banking	$159	$152	5%
Self-Service Banking Adjusted EBITDA margin %	22.8%	24.4%
Network	84	86	(2)%
Network Adjusted EBITDA margin %	27.9%	28.8%
T&T	7	8	(13)%
T&T Adjusted EBITDA margin %	17.5%	18.6%
Other (1)	1	2	(50)%
Corporate (2)	(79)	(76)	4%
Total Adjusted EBITDA	$172	$172	—%
Total Adjusted EBITDA margin %	16.5%	17.6%
(1)Represents certain other immaterial business operations that do not represent a reportable segment, including commerce-related operations in countries that Voyix exited that are aligned to Atleos. Other also includes revenues from commercial agreements with Voyix.
(2)Includes income and expenses related to corporate functions not specifically attributable to an individual reportable segment.
First Quarter 2026 Operating Results
Revenue
Total Revenue increased 7% or $64 million, to $1.04 billion in the first quarter of 2026, including $754 million of recurring revenue, compared to $979 million and $741 million, respectively, in the prior year period. Revenue growth was driven by Self-Service Banking with increases in hardware sales and related installation revenues, software, and continued growth in ATMaaS.
Gross Margin
Gross margin for the three months ended March 31, 2026 decreased to 22.4% compared to 23.7% for the prior year period. The decrease was primarily due to the impact of higher tariffs and increases in vault cash expense and the cost of certain products used in manufacturing, partially offset by a favorable mix of higher margin software and services revenue, including ATMaaS growth. Adjusted gross margin decreased from 25.9% to 24.5%.
Net Income and Net Income Margin

Net income attributable to Atleos for the first quarter of 2026 increased 57% to $22 million, or 2% of revenue, compared to $14 million, or 1% of revenue in the prior year period.
Other Results
Net cash used in operating activities for the first quarter was $9 million. Adjusted free cash flow-unrestricted was $(13) million.

Pending Transaction with The Brink’s Company
In light of the pending transaction with The Brink’s Company (Brink’s), Atleos will not be hosting an earnings conference call to review the first quarter results or providing a financial outlook.
References to Atleos’ website and/or other social media sites or platforms in this release do not incorporate by reference the information on such websites, social media sites, or platforms, and Atleos disclaims any such incorporation by reference.

News Media Contact
Scott Sykes
NCR Atleos Corporation
scott.sykes@ncratleos.com

Investor Contact
Omar Azimi
NCR Atleos Corporation
omar.azimi@ncratleos.com

About Atleos
Atleos (NYSE: NATL) is the leader in expanding self-service financial access, with industry-leading ATM expertise and experience, unrivaled operational scale including the largest independently-owned ATM network, always-on global services and constant innovation. Atleos improves operational efficiency for financial institutions, drives footfall for retailers and enables digital-first financial self-service experiences for consumers. Atleos is ranked #12 in Newsweek’s prestigious 2025 Top 100 Global Most Loved Workplaces® list. Atleos is headquartered in Atlanta, Ga., with approximately 20,000 employees globally. For more information, visit www.ncratleos.com.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “planned,” “objective,” “likely,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to Atleos’ plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements in this release including, but not limited to, statements regarding: Atleos’ proposed transaction with Brink’s, net leverage, revenue acceleration in ATMaaS business, 2026 total Revenue, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Free Cash Flow-unrestricted, cash flow and liquidity, and impact from tariffs, immigration and interest rates, constitute “forward-looking statements” as defined in the Act. Such statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. These risks and uncertainties include, but are not limited to, strategy and technology transforming our business model, our ability to integrate acquisitions and manage alliance activities, domestic and global economic and credit conditions, ability to properly assess expenses related to tariffs and other expenses, key employee retention and ability to attract talented employees, our relationships with third parties and any failures of our third-party suppliers, our level of indebtedness and our cash flow sufficiency to service our indebtedness, interest rate risks, terms governing our trade receivables liabilities, allegations or claims by third parties that our products and services infringe on intellectual property rights of others, our separation from NCR Corporation, the impact of, and our ability to remediate, any future material weaknesses in our internal control over financial reporting and the perceived reliability of Atleos’ financial statements if Atleos is unable to satisfy requirements of Section 404 of the Sarbanes Oxley Act, the failure of NCR Voyix

Corporation (“Voyix”) to perform under various transactions agreements, Atleos’ obligation to indemnify Voyix pursuant to the agreements entered into in connection with the spin-off (including with respect to material taxes), the risk that Voyix may not fulfill any obligations to indemnify Atleos under such agreements, currency movements and other risks of conducting business internationally and the impact of regulatory and litigation matters, the incurrence of significant costs related to the mergers with Brink’s (the “Transactions”); Brink’s ability to consummate the Transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; Brink’s ability to finance the Transactions; the failure to obtain applicable regulatory or shareholder approvals in a timely manner or otherwise; the failure to satisfy any other conditions to closing of the Transactions; failure to realize the anticipated benefits and synergies of the Transactions in the expected timeframe or at all, including as a result of a delay in consummating the Transactions; the focus of management’s time and attention on the Transactions and other potential disruptions arising from the Transactions; the effects of the announcement of the Transactions on Atleos’ business; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with banks, employees, customers or suppliers) may be greater than expected following the public announcement of the Transactions; the potential for litigation related to the Transactions; and Brink’s or Atleos’ ability to obtain certain third party or governmental regulatory consents, approvals or clearances.
Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filed proxy statements and reports. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Periods Ended March 31,
	Three Months
($ in millions, except per share amounts)	2026	2025
Revenue
Product revenue	$221	$189
Service revenue	822	790
Total revenue	1,043	979
Cost of products	188	160
Cost of services	621	587
Total gross profit	234	232
% of Revenue	22.4%	23.7%
Selling, general and administrative expenses	130	122
Research and development expenses	20	17
Income from operations	84	93
% of Revenue	8.1%	9.5%
Interest expense	(63)	(67)
Other income (expense), net	12	(4)
Total interest and other expense, net	(51)	(71)
Income before income taxes	33	22
% of Revenue	3.2%	2.2%
Income tax expense	11	9
Net income	22	13
Net loss attributable to noncontrolling interests	—	(1)
Net income attributable to Atleos	$22	$14

Net income per share attributable to Atleos common stockholders
Basic	$0.30	$0.19
Diluted	$0.29	$0.19

Weighted average common shares outstanding
Basic	73.6	73.1
Diluted	75.6	75.2

CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions, except per share amounts)	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$433	$456
Accounts receivable, net of allowances of $12 and $12 as of March 31, 2026 and December 31, 2025, respectively	575	550
Inventories	366	342
Restricted cash	151	175
Other current assets	290	301
Total current assets	1,815	1,824
Property, plant and equipment, net	509	511
Goodwill	1,958	1,958
Intangibles, net	474	498
Operating lease right of use assets	184	177
Prepaid pension cost	263	259
Deferred income tax assets	283	288
Other assets	155	153
Total assets	$5,641	$5,668
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$80	$86
Accounts payable	597	617
Payroll and benefits liabilities	106	139
Contract liabilities	435	383
Settlement liabilities	166	184
Other current liabilities	467	490
Total current liabilities	1,851	1,899
Long-term borrowings	2,703	2,672
Pension and indemnity plan liabilities	315	313
Postretirement and postemployment benefits liabilities	43	43
Income tax accruals	24	24
Operating lease liabilities	146	139
Deferred income tax liabilities	41	41
Other liabilities	122	135
Total liabilities	$5,245	$5,266
Commitments and Contingencies (Note 8)
Stockholders’ equity
Atleos stockholders’ equity:
Preferred stock: par value $0.01 per share, 50.0 shares authorized, no shares issued	—	—
Common stock: par value $0.01 per share, 350.0 shares authorized, 73.8 and 73.7 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	1	1
Paid-in capital	66	65
Retained earnings	306	299
Accumulated other comprehensive income	23	38
Total Atleos stockholders’ equity	396	403
Noncontrolling interests in subsidiaries	—	(1)
Total stockholders’ equity	396	402
Total liabilities and stockholders’ equity	$5,641	$5,668

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Periods Ended March 31,
	Three Months
($ in millions)	2026	2025
Operating activities
Net income	$22	$13
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	70	69
Stock-based compensation expense	7	9
Pension, postretirement and postemployment benefit (income) expense	(7)	—
Deferred income taxes	1	1
(Gain) loss on divestiture and disposal of assets, net	1	(3)
Changes in assets and liabilities:
Receivables	(25)	(62)
Inventories	(40)	(60)
Current payables and accrued expenses	(33)	(37)
Contract liabilities	50	85
Employee benefit plans	(12)	(5)
Settlement assets and liabilities, net	(14)	93
Other assets and liabilities	(29)	20
Net cash (used in) provided by operating activities	$(9)	$123
Investing activities
Capital expenditures	$(27)	$(29)
Additions to capitalized software	(10)	(12)
Proceeds from divestiture	12	—
Sale (purchase) of investments, net	—	4
Net cash (used in) investing activities	$(25)	$(37)
Financing activities
Payments on term credit facilities	$(52)	$(39)
Borrowings on revolving credit facilities	260	150
Payments on revolving credit facilities	(180)	(135)
Payments on other financing arrangements	(1)	(1)
Tax withholding payments on behalf of employees	(6)	(7)
Payments on acquisition holdback	(8)	(16)
Repurchases of common stock	(16)	—
Principal payments for finance lease obligations	(2)	(1)
Other financing activities	(6)	—
Net cash (used in) financing activities	$(11)	$(49)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(3)	4
Increase (decrease) in cash, cash equivalents, and restricted cash	$(48)	$41
Cash, cash equivalents, and restricted cash at beginning of period	644	641
Cash, cash equivalents, and restricted cash at end of period	$596	$682

Reconciliation of Non-GAAP Financial Measures
We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP adjusted financial measures. Management views and evaluates business performance on both a GAAP basis and by excluding costs and benefits associated with these non-GAAP adjusted financial measures. As a result, we believe the presentation of these non-GAAP adjusted financial measures better enables users of our financial information to view and evaluate underlying business performance from the same perspective as management.
Non-GAAP adjusted financial measures should be considered in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Our non-GAAP adjusted financial measures do not represent a comprehensive basis of accounting and therefore may not be comparable to similarly titled measures reported by other companies.
Non-GAAP Adjusted Gross Profit and Adjusted Gross Margin, Non-GAAP Adjusted Income from Operations, and Non-GAAP Adjusted Diluted Earnings per Share exclude, as applicable, acquisition-related costs, including costs related to the Brink’s transaction; pension mark-to-market adjustments and other one-time pension-related costs; separation-related costs; amortization of acquisition-related intangibles; stock-based compensation expense; transformation and restructuring charges (which includes integration, severance, divestiture and other exit and disposal costs); Voyix legal and environmental indemnification expense; foreign currency remeasurement impacts in hyper-inflationary countries; and other non-recurring or unusual items. Management uses these non-GAAP measures to evaluate performance consistently over various periods.
Non-GAAP Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) and Adjusted EBITDA Margin are determined by taking Net income (loss) attributable to Atleos and adding back interest expense, net; income tax expense (benefit); depreciation and amortization; acquisition-related costs, including costs related to the Brink’s transaction; pension mark-to-market adjustments and other one-time pension-related costs; separation-related costs; transformation and restructuring charges (which includes integration, severance, divestiture and other exit and disposal costs); stock-based compensation expense; Voyix legal and environmental indemnification expense; and other amounts included in Other income (expense), net. Adjusted EBITDA margin by segment is calculated based on segment Adjusted EBITDA divided by the related segment component of revenue. Management use these non-GAAP measures to allocate resources and to evaluate performance consistently from period to period.
Adjusted free cash flow-unrestricted is calculated as net cash provided by operating activities less capital expenditures, less additions to capitalized software, plus/minus the change in restricted cash settlement activity, plus proceeds from certain sale-leaseback transactions, plus pension contributions and settlements, and plus legal and environmental indemnification payments made to Voyix. Restricted cash settlement activity represents the net change in amounts collected on behalf of, but not yet remitted to, certain of our merchant customers or third-party service providers that are pledged for a particular use or restricted to support these obligations. These amounts can fluctuate significantly period to period based on the number of days for which settlement has not yet occurred or day of the week on which a reporting period ends. We believe Adjusted free cash flow-unrestricted is useful for investors because it indicates the amount of cash available for, among other things, investments in our existing businesses, strategic acquisitions and repayment of our debt obligations. Adjusted free cash flow-unrestricted does not represent the residual cash flow available, since there may be other non-discretionary expenditures that are not deducted from the measure. Adjusted free cash flow-unrestricted does not have a uniform definition under GAAP, and therefore Atleos’ definition may differ from other companies’ definitions of this measure. This non-GAAP measure should not be considered a substitute for, or superior to, cash flows from operating activities under GAAP.
Adjusted free cash flow conversion is calculated by dividing Adjusted free cash flow-unrestricted by Adjusted EBITDA. Management uses Adjusted free cash flow conversion to demonstrate how much net income is converted into cash. Management believes that adjusted free cash flow is an important financial measure for use in evaluating the Company’s liquidity. Adjusted free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity.
Net leverage ratio, a financial valuation measure, is calculated by dividing Adjusted net debt by trailing twelve-month Adjusted EBITDA. We believe this ratio provides useful information to investors because it is an indicator of the Company’s ability to meet its future financial obligations. In addition, the net leverage ratio is a measure frequently used by investors and credit rating agencies.

Use of Certain Terms
Adjusted Net Debt is based on our total debt less cash and cash equivalents, with total debt defined as total short-term borrowings plus total long-term borrowings as presented on the Consolidated Balance Sheets.
Recurring revenue is all revenue streams from contracts where there is a predictable revenue pattern that will occur at regular intervals with a relatively high degree of certainty. This includes hardware and software maintenance revenue, processing revenue, interchange and network revenue, Bitcoin-related revenue, and certain professional services arrangements, as well as term-based software license arrangements that include customer termination rights.
Annualized Recurring Revenue (“ARR”) is an operating metric that we define as recurring revenue, excluding software licenses sold as a subscription, for the last three months times four, plus the rolling four quarters for term-based software license arrangements that include customer termination rights. We believe this metric may be useful to investors in evaluating the Company’s achievement of strategic goals related to the conversion of the self-service banking business to recurring revenue streams over time. ARR does not necessarily reflect the pattern of revenue recognition in accordance with GAAP and should not be considered a substitute for GAAP revenue.
Last twelve months average revenue per unit (“LTM ARPU”) is an operating metric for the Network segment that we define as total Network segment revenue for the previous twelve months divided by the average Network Managed Units for the previous twelve months. We believe this metric may be useful to investors in evaluating our achievement of strategic goals related to the improved monetization of our ATM fleet over a specified period, excluding the impact of seasonality. LTM ARPU does not represent revenue generated solely by our Network Managed Units, as total Network segment revenue includes revenue generated from other sources.
Network Managed Units are all transacting ATMs as of period end, whether Company-owned or Merchant-owned, other than those for which we only provide third-party processing services and those under legacy managed services arrangements.

Other performance metrics

	Three months ended March 31,
($ in millions, unless otherwise noted)	2026	2025
Self-Service Banking
Annualized recurring revenue(1)	$1,699	$1,602
Recurring revenue(1) as a % of SSB revenue	61%	64%
Revenue from ATMaaS arrangements	$74	$57
Network
LTM ARPU(1) (in thousands)	$16.0	$16.1
Network Managed Units(1) (in thousands)	77.7	77.2
(1) Refer to our definitions of Annualized recurring revenue, Recurring revenue, LTM ARPU and Network Managed Units in the section entitled “ Use of Certain Terms” above.

The following table presents the recurring revenue and all other products and services revenue that is recognized at a point in time:

($ in millions)	Three months ended March 31,
	2026	2025
Recurring revenue	$754	$741
All other products and services	289	238
Total revenue	$1,043	$979
Recurring revenue as a percent of revenue	72%	76%

Reconciliation of Net Income (Loss) Attributable to Atleos (GAAP) to Adjusted Net Income Attributable to Atleos (Non-GAAP) and Diluted Earnings Per Share (Non-GAAP)

	Three months ended March 31, 2026
($ in millions, except per share amounts)	Gross profit	Gross margin	Income from operations	Net income (loss) attributable to Atleos	Weighted average diluted shares outstanding	Diluted earnings (loss) per share
GAAP Results	$234	22.4%	$84	$22	75.6	$0.29
Plus:
Transformation and restructuring	1	0.1%	9	(1)		(0.01)
Stock-based compensation expense	1	0.1%	7	6		0.07
Amortization of acquisition-related intangibles	20	1.9%	24	18		0.24
Acquisition-related costs	—	—%	2	2		0.03
Voyix indemnification expense	—	—%	2	2		0.03
Non-GAAP Adjusted Results	$256	24.5%	$128	$49	75.6	$0.65
Reconciliation of Net Income Attributable to Atleos (GAAP) to Adjusted Net Income Attributable to Atleos (Non-GAAP) and Diluted Earnings Per Share (Non-GAAP)

	For the three months ended March 31, 2025
($ in millions, except per share amounts)	Gross profit	Gross margin	Income from operations	Net income (loss) attributable to Atleos	Weighted average diluted shares outstanding	Diluted earnings (loss) per share
GAAP Results	$232	23.7%	$93	$14	75.2	$0.19
Plus:
Transformation and restructuring	1	0.1%	2	1		0.01
Stock-based compensation expense	1	0.1%	9	9		0.12
Amortization of acquisition-related intangibles	20	2.0%	23	17		0.23
Separation costs	—	—%	2	1		0.01
Voyix indemnification expense	—	—%	—	3		0.04
Hyperinflationary foreign currency adjustment (1)	—	—%	—	3		0.04
Non-GAAP Adjusted Results	$254	25.9%	$129	$48	75.2	$0.64
(1) Beginning in the second quarter of 2025, we exclude from our Non-GAAP diluted EPS the gain/loss on remeasurement of foreign currency in hyper-inflationary countries. All periods presented have been recast to reflect the new definition.

Reconciliation of Net Income (Loss) Attributable to Atleos (GAAP) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (Non-GAAP)

($ in millions)	Q1 2026	% of Revenue	Q1 2025	% of Revenue
Net income attributable to Atleos (GAAP)	$22	2.1%	$14	1.4%
Interest expense	63	6.0%	67	6.9%
Interest income	(2)	(0.2)%	(1)	(0.1)%
Income tax expense	11	1.1%	9	0.9%
Depreciation and amortization expense	44	4.2%	42	4.3%
Amortization of acquisition-related intangibles	24	2.3%	23	2.4%
Stock-based compensation expense	7	0.7%	9	0.9%
Separation costs	—	—%	2	0.2%
Acquisition-related transaction costs	2	0.2%	—	—%
Transformation and restructuring	(5)	(0.5)%	1	0.1%
Voyix indemnification expense	3	0.3%	4	0.4%
Other (income) expense items, net (1)	3	0.3%	2	0.2%
Adjusted EBITDA (Non-GAAP)	$172	16.5%	$172	17.6%
(1) Includes certain items reported within Other income (expense), net on the Condensed Consolidated Statements of Operations, such as bank fees, the components of pension, postemployment and postretirement expense other than service cost, and the impact of foreign currency exchange rate fluctuations. Certain other amounts reported in Other income (expense), net are separately captured in this reconciliation. As a result, Other (income) expense items as presented does not agree to total Other income (expense), net on the Condensed Consolidated Statements of Operations.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Adjusted Free Cash Flow-Unrestricted (Non-GAAP)

($ in millions)	Q1 2026	Q1 2025
Net cash (used in) provided by operating activities	$(9)	$123
Capital expenditures	(27)	(29)
Additions to capitalized software	(10)	(12)
Change in restricted cash settlement activity	24	(106)
Pension contributions	11	1
Voyix indemnification payments	(2)	—
Adjusted free cash flow-unrestricted	$(13)	$(23)

Reconciliation of Long-term Borrowings and Net Income (GAAP) to Net Leverage Ratio (Non-GAAP)

($ in millions)	March 31, 2026	December 31, 2025
Short-term borrowings	$80	$86
Long-term borrowings	2,703	2,672
Cash and cash equivalents	(433)	(456)
Adjusted net debt	$2,350	$2,302

Net income attributable to Atleos (GAAP)	$22	$14
Adjusted EBITDA (Non-GAAP)	$172	$172

Net leverage ratio	2.83x	2.77x